Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Agreement is entered into this 30th day of June, 2004, by and between AXCESS, Inc., having a principal place of business at 3208 Commander Drive, Carrollton, TX 75006 (“Licensor”), and TechSearch, LLC (“TS”), having a principal place of business at 500 Skokie Boulevard, Suite 585, Northbrook, IL 60062 (collectively referred to herein as the “Parties”).

WITNESSETH:

Whereas, Licensor is the owner of the U.S. Patents listed on the Schedule hereto and all corresponding patent applications, foreign patents and foreign patent applications, and all continuations, continuations in part, divisions, extensions, renewals, reissues and re-examinations of any of the foregoing (the “Patents”);

Whereas, Licensor is willing to grant worldwide exclusive license rights in the Patents to TS and TS in turn, desires to exploit and enforce the Patents and to provide Licensor a certain percentage of the net profits, royalties, revenues and other proceeds arising from such exploitation and enforcement as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Licensor and TS agree as follows:

ARTICLE 1  — TITLE; CERTAIN REPRESENTATIONS

1.1  Licensor represents that it is the sole owner of the Patents and has all right, title, claims, interest and privileges arising from such ownership, free and clear of liens, encumbrances, rights or restrictions. Licensor has not assigned, licensed, transferred or otherwise conveyed to any other person or entity any of its rights, title, claims, interest or privileges with respect to the Patents. Licensor has not granted any covenant not to sue with respect to the Patents. Licensor further represents and warrants that all maintenance fees that have become due with respect to the Patents have been paid in full; the Patents are not subject to any action or proceeding concerning their validity or enforceability; Licensor has no knowledge of any basis for any claim that the Patents are invalid or unenforceable; and, to the best of Licensor’s knowledge, Licensor has not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate the Patents or preclude their enforceability. The parties understand and agree that Licensor has manufactured certain products which it has sold to third party customers and such use of the Patents by Licensor’s customers in the past shall not be subject to this Agreement, as such use shall be considered a permissible use in the same manner as the Licensor’s future customers as described in Section 2.2 below.

ARTICLE 2 — GRANT

2.1  Subject to Section 2.2 below, Licensor grants TS the worldwide, exclusive right and license under the Patents to make, have made, use, offer or sell products or services covered by the Patents, including the exclusive right to grant sublicenses, to sue for and collect past and future damages and to seek and obtain injunctive or any other relief for infringement of the Patents.  The exclusive right and license granted herein shall exist for the life of the Patents, or as otherwise provided in Article 6, below.

2.2  Immediately after execution of this Agreement, TS shall grant to Licensor a royalty-free, world-wide, non-exclusive and non-transferable sublicense to make, use and sell its own products using the patented inventions (the “Sublicense”); provided, the Sublicense shall automatically terminate in the event of any change in Control of Licensor if the company obtaining Control is a company that TS had previously notified in writing is or may be infringing the Patents.  For this purpose, the terms “Affiliate” and  “Control” shall have the meanings assigned to them in Rule 12b-2 under the Securities Exchange Act of 1934.

ARTICLE 3 — ROYALTIES AND OTHER PAYMENTS

3.1  TS shall pay Licensor a continuing royalty equal to fifty percent (50%) of the Net Proceeds, as defined below. For purposes hereof, the following terms shall have the following meanings:

“Net Proceeds” shall mean Total Recoveries less the TechSearch Costs.

“Total Recoveries” shall mean the total recoveries actually received by TS from the exploitation of the Patents including all recoveries from lawsuits or settlements, including without limitation, recoveries in the form of cash, stock, personal property, credits or benefits.

“TechSearch Costs” shall mean all costs and expenses incurred with third parties in connection with prosecuting, licensing, enforcing or defending the Patents, of a kind that are reasonably necessary in connection with such matters, including without limitation (A) attorneys’ and paralegal fees (whether on an hourly or contingent basis and whether for general or local counsel), costs and disbursements, (B) the fees and costs of consultants, experts or technical advisors (other than principals of TS or its affiliates); (C) travel and lodging expenses; (D) duplicating, secretarial, stenographer, postage, courier and similar expenses; (E) filing fees and other Patent Office fees or costs; (F) court costs; (G) legal and other costs related to any re-examination or reissue proceeding or in prosecuting any foreign application;  (H) legal and other costs incurred in defending any action or counterclaim in respect of the Patents and (I) legal and other costs in prosecuting or processing any application, continuing application or continuation in part (collectively, the “TechSearch Costs”).

3.2  Total Recoveries shall be applied in the following order of priority: first to TS in an amount equal to the TechSearch Costs, then to TS and Licensor in proportion to their respective shares of the Net Proceeds.

3.3  All amounts payable to Licensor shall be due within thirty (30) days after the end of each calendar quarter with respect to Total Recoveries received by TS in such quarter. TS will provide Licensor with a report of Total Recoveries and TechSearch Costs in connection with each recovery.  Licensor will have the right, at its expense, to audit TS’ records as they pertain to the Patents.

3.4  For purposes of confirming the payments to which it is entitled under this Agreement, Licensor shall have the right to receive copies of any license or sublicense agreement(s) and any settlement documents, subject to the execution by Licensor of any necessary confidentiality agreement. TS shall disclose to Licensor any relationship or arrangement between TS or any of its principals and any proposed licensee or sublicensee.  Licensor’s consent shall be required before TS may grant a license or sublicense to, or enter into any other agreement or arrangement relating to the Patents with, any related party. TS shall not solicit or receive any “kick back” or similar improper form of payment from any prospective sublicensee.

3.5  Licensor will be available from time to time to consult with TS or its attorneys on matters relating to the Patents.  In the event the testimony of Licensor is taken in any action relating to the Patents, TS’ attorneys will represent it without charge, and it will cooperate in preparing for such testimony.  Licensor will grant access to TS and allow TS to make copies of all files in Licensor’s possession or control relating to the Patents, including access to such documents as may be necessary to conduct enforcement and licensing efforts. TS will pay for Licensor’s reasonable out of pocket travel expenses incurred at the request of TS.

ARTICLE 4 – RECORDS; FEES

4.1  TS shall keep complete and proper records of the Total Recoveries and TechSearch Costs.

4.2  Licensor shall have the right, during reasonable business hours, to have the correctness of any report by TS audited, at Licensor’s expense, by an independent public accountant chosen by Licensor who may examine TS’ records pertinent to this Agreement. Licensor and its representatives shall hold in confidence any such information and shall not use the information for any purposes other than in connection with this Agreement.

4.3  For so long as this Agreement is in effect, Licensor shall pay all maintenance fees with respect to the Patents on or before their due dates, at the appropriate small or large entity rate.  In the event Licensor fails to make any maintenance fee payment when due, TS may make such payment and such payment shall be considered a TechSearch Cost.

ARTICLE 5 — ENFORCEMENT OF LICENSED PATENT RIGHTS

5.1  Subject to the terms of this Agreement, TS will pursue licensing and enforcement of the Patents at its expense. TS will attempt to negotiate licenses with companies that TS believes may be infringing the Patents. If, in TS’s judgment, it is necessary and appropriate taking into account all the circumstances, TS will institute enforcement action against certain or all of the companies that TS believes are infringing the Patents. TS hereby agrees to notify Licensor at least fifteen (15) days prior to TS filing legal action against any third parties. The purpose of such notice to Licensor is to allow Licensor to provide any information it may have to TS regarding the potential defendant and to confirm that TS is not asserting claims against a customer’s use of Licensor’s products.

5.2  TS shall have the exclusive right to bring suit to enforce the Patents. Licensor may join as a plaintiff in such suit at its election, provided TS’ counsel determines that Licensor has standing.  Licensor shall join as a plaintiff at TS’ request in the event TS’ counsel determines that Licensor is a necessary party to the action; and TS may bring an action in Licensor’s name if Licensor refuses to join as a party. In the event Licensor joins in the suit, either before or after it is initiated, Licensor shall have the right to be represented by counsel of its choice, provided that if Licensor chooses to have representation separate from TS, Licensor shall be responsible for paying all its own fees and costs related to such representation and TS shall be solely responsible for the fees and costs incurred by its own counsel.  In the event Licensor joins as a plaintiff at TS’ request or TS brings an action in Licensor’s name, or Licensor is named as a party by another party to such action, TS shall defend and indemnify Licensor against all liabilities, costs and expenses related to such action, except that, as provided above, Licensor shall be responsible for its own counsel’s fees and costs if it elects to retain separate counsel. The parties agree to fully cooperate with each other in any litigation that is brought.  Whether or not Licensor is named as a party to any enforcement action, TS reserves the sole right to direct the litigation and to negotiate and determine the terms of any settlement or other disposition of such action; and Licensor will cooperate with TS as relates thereto.

ARTICLE 6 — TERMINATION

6.1 All grants, obligations and provisions recited in this Agreement and relating to the Patents shall continue in full force and effect, unless sooner terminated as provided herein, until the expiration date of the Patents or until a final decree of invalidity thereof from which no appeal can be, or is, taken.

6.2  Licensor may terminate this Exclusive License in the event that TS files for bankruptcy protection under any state or federal bankruptcy law or a petition for bankruptcy is filed against TS and not dismissed within 90 days.  Licensor may also terminate this Exclusive License unless, within five years from the date hereof, TS has paid Licensor an aggregate of at least $10,000 in royalties pursuant to this Exclusive License; provided, however, that, Licensor shall provide TS with 90 days written notice of its intention to exercise its right to terminate and during such 90 day period, TS may cure the failure giving rise to the right of termination by paying such amount to Licensor.

6.3  Either party may terminate this Agreement upon written notice to the other if the other party breaches any material representation, warranty or agreement in this Agreement and fails to cure such breach within 90 days of receipt of such written notice detailing the alleged breach.

6.4  TS may terminate this Agreement, upon 90 days notice to Licensor, if it determines, in its judgment, that licensing or enforcement of the Patents on commercially reasonable terms is not possible or practicable.

6.5  In the event of any dispute as to whether a party has breached this Agreement pursuant to Section 6.3 above or whether a cure has been effected, the matter shall be submitted to arbitration pursuant to Article 8 hereof, and there shall be no termination of the license under this Agreement unless and until there is a final ruling by the arbitration panel that there has been a breach as provided herein that has not been cured.

6.6  Any termination of this Agreement shall not relieve TS of liability for any payments due to Licensor accrued prior to the effective date of such termination.

6.7  In the event of any termination of this Agreement, regardless of the cause, after payment of any monies due Licensor, TS shall be entitled to retain or receive the portion of Total Recoveries that it would be entitled to retain or receive if this Agreement were in effect, which (i) accrued or was received prior to the termination date,  (ii) accrues or is received after the termination date as a result of any settlement, license agreement or other agreement or transaction that was negotiated, made or occurred prior to the termination date or (iii) resulted from any lawsuit or negotiations that were pending at or prior to the occurrence of such termination.

6.8  Licensor expressly retains no right in itself to sue for infringement of the Patents prior to any termination of this Agreement and specifically grants TS all such rights prior to any termination.

6.9  The parties acknowledge and agree that this Agreement is a contract under which TS is a licensee of intellectual property as provided in Section 365(n) of title 11, United States Code (the “Bankruptcy Code”).  Licensor acknowledges that if Licensor, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”), rejects this Agreement, TS may elect to retain all of its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code.  Upon written request of TS to Licensor or the Bankruptcy Trustee, Licensor will not interfere with any of the rights of TS as provided in this Agreement.

ARTICLE 7 — ASSIGNMENT

7.1  This Agreement shall inure to the benefit of, and be binding upon the respective successors, assigns, heirs, beneficiaries and personal representatives of Licensor and TS, subject to Section 7.2, below.

7.2  This Agreement is personal and non-assignable, except it may be assigned by TS to an affiliate of TS, provided such affiliate agrees to be bound by all the terms and conditions of this Agreement including the obligation to make payments hereunder. Licensor may transfer or assign all or any part of its interest in this Agreement or sell or transfer all or some of the Patents, provided that the transferee or assignee agrees to be bound by the terms of this Agreement and Licensor shall continue to be bound by the terms of this Agreement.

ARTICLE 8 — ARBITRATION

8.1  Any dispute or controversy arising out of, relating to, or in connection with this Agreement or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Chicago, Illinois in accordance with the arbitration rules, as they pertain to commercial disputes, of the American Arbitration Association.  The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration.  The costs and expenses of such arbitration (including the reasonable fees and expenses of one counsel for each of the parties) shall be paid by the non-prevailing party in such arbitration, as determined by the arbitrator(s).

8.2  Neither TS nor Licensor shall be liable for any consequence or damage arising out of or resulting from the manufacture, use or sale of products under the Patents.  In no event shall any party be entitled to special, indirect, consequential damages, including lost profits, or punitive damages for breach of this Agreement.

ARTICLE 9 — MISCELLANEOUS

9.1  All notices or communications which either party may desire, or be required, to give or make to the other shall be in writing and shall be deemed to have been duly given or made if and when forwarded by registered or certified mail to the address set forth above in this Agreement or to such other address as a party shall give to the other in writing delivered at the last address specified in the manner prescribed by this Agreement.

9.2  The failure to act upon any default hereunder shall not be deemed to constitute a waiver of such default.

9.3  This Agreement constitutes the entire understanding of the parties with respect to its subject matter and may not be modified or amended, except in writing by the parties.

9.4  If for any reason in any jurisdiction in which any provision of this Agreement is sought to be enforced, any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

9.5  This Agreement shall be governed by and construed in accordance with the internal law of the State of Illinois applicable to contracts made and to be performed wholly in that state, without regard to the law of conflicts.

9.6  This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  A faxed copy of a signature page shall be considered an original for purposes of this Agreement.

9.7  The headings contained in this Agreement have been inserted for convenient reference only and shall not modify, define, expand or limit any of the provisions of this Agreement.

9.8  The parties agree to keep in confidence and not to disclose to any third party the terms and conditions of this Agreement (although they may disclose the existence of the Agreement), except to the extent required by statute or regulation, subpoena or order of a court of competent jurisdiction and except to their respective agents, employees, principals or representatives; and provided that any third party to which disclosure is made as provided in this Section 9.8 shall agree to hold the information confidential except as otherwise required by any subpoena or court order.

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement on the date first written above.

TECHSEARCH, LLC

By:	/s/ ANTHONY BROWN
Its:	President

STATE OF ILLINOIS)

COUNTY OF COOK)

On this 8th day of July, 2004, before me, Brian Spencer, a Notary Public in and for said state, personally appeared Anthony O. Brown, who, being by me duly sworn did say that it is the President of TechSearch, LLC, an Illinois limited liability company, known to me to be the company described in the foregoing Agreement, and acknowledged that said instrument was signed on behalf of said company and said person acknowledged said instrument to be its free act and deed and the free act and deed of said company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Brian Spencer
Notary Public

My Commission Expires:  11/2/07

AXCESS INC.

By:	/S/ Allan Frank
Its:	Vice President and CFO

STATE OF TEXAS           )

COUNTY OF DALLAS    )

On this 1st day of July, 2004, before me, Jason Lay, a Notary Public in and for said state, personally appeared Allan Frank, who, being by me duly sworn did say that it is the VP and CFO of Axcess Inc., a Delaware corporation, known to me to be the company described in the foregoing Agreement, and acknowledged that said instrument was signed on behalf of said company and said person acknowledged said instrument to be its free act and deed and the free act and deed of said company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/S/ Jason Lay
Notary Public

My Commission Expires:  09/04/05

SCHEDULE TO EXCLUSIVE LICENSE AGREEMENT

6,061,475
6,005,638
5,838,266
5,140,412
4,914,508
4,857,993
4,849,807
4,847,677
4,843,466
4,816,901